EXHIBIT 99.1
Filed by Citizens & Northern Corporation
Commission File No.: 000-16084

May 1, 2007	Contact: Yvonne Gill 570.724.0247 yvonneg@cnbankpa.com
FOR IMMEDIATE RELEASE
CITIZENS & NORTHERN CORPORATION
COMPLETES ACQUISITION OF CITIZENS BANCORP, INC.
     WELLSBORO, PA (May 1, 2007) — Citizens & Northern Corporation (“Citizens & Northern”) (NASDAQ: CZNC), holding company of Citizens & Northern Bank (“C&N Bank”), announced today the completion of its acquisition of Citizens Bancorp, Inc. (“Citizens”), the $144 million parent company of Citizens Trust Company (“Citizens Trust”).
     As previously reported, Citizens’ shareholders overwhelmingly approved the acquisition at a special meeting on April 16, 2007. Final regulatory approvals necessary to complete the transaction were received in March.
     In connection with the merger, Citizens Trust Company will merge with and into Citizens & Northern Bank, and Citizens Trust Company’s former offices will be operated as “Citizens Trust Company, a division of Citizens & Northern Bank.” Additionally, Citizens & Northern has appointed Charles H. Updegraff, Jr., the former Chairman, President and CEO of Citizens and Citizens Trust Company, as a director of Citizens & Northern and Citizens & Northern Bank, as well as Chief Operating Officer of Citizens & Northern Bank.
     Craig G. Litchfield, Chairman, President and Chief Executive Officer of Citizens & Northern and C&N Bank commented, “We are looking forward to integrating these two customer and community focused financial institutions. Together we will achieve and deliver greater positive results for our shareholders, customers, communities and employees.”

     Mr. Updegraff commented, “Our employees are excited with the additional services that Citizens & Northern Bank will bring to the communities we serve. Citizens & Northern Bank’s small town roots are a perfect fit for Citizens Trust Company.”
     About Citizens & Northern
     With approximately $1.3 billion in assets, Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank and First State Bank, Canisteo, N.Y. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Cambria, McKean and Potter counties in Pennsylvania. First State Bank provides banking services through its offices in Canisteo and South Hornell, N.Y. Additional information about Citizens & Northern Bank can be found at www.cnbankpa.com. Information about First State Bank can be found at www.fsbcanisteo.com. Citizens & Northern’s common stock is traded on the NASDAQ Capital Market under the symbol “CZNC”.
     Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability to achieve anticipated acquisition related operational efficiencies, the ability to enhance revenues through increased market penetration, expanded lending capacity and product offerings and other risks detailed from time to time in Citizens & Northern’s SEC filings, including Forms 10-Q and 10-K (copies of which are available from Citizens & Northern without charge in hard copy or online at www.sec.gov). Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.